Exhibit 99.1

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

November 15, 2012

A Publication of The Provo Group, Inc.	THIRD QUARTER 2012

THIRD QUARTER OF 2012 DISTRIBUTION…

The Partnership is distributing $230,000 for the Third Quarter of 2012, which is $4.97 per unit. This is $20,000 ($.43 per unit) higher than planned due to higher than budgeted net income as a result of lower property expenses and higher than planned miscellaneous revenue sources. We only distribute “actual” adjusted net cash flow.

The 2012 Fourth Quarter distribution, which is anticipated to be mailed in February 2013, is now estimated to be $520,000 ($11.24 per Unit), to reflect the net proceeds of the successful sale of our Phoenix Property (see Property Held for Sale section). Prior Projections of $440,000 ($9.51 per Unit) included an estimated balloon payment on a mortgage note of $232,000. However, we extended the repayment terms two years with a principal reduction in November of only $32,000.

ADDITIONAL FINANCIAL INFORMATION CAN BE ACCESSED…

For further Quarterly 2012 unaudited financial information, see the Partnership’s interim financial reports filed on Form 10-Q. A copy of the First and Second Quarter 2012 10-Q and other public reports can be viewed and printed free of charge at the Partnership’s website at www.divallproperties.com or at the SEC’s website at www.sec.gov. The Partnership’s 2012 Third Quarter Report on Form 10-Q is anticipated to be filed with the SEC on or before November 13, 2012, at which time the report can also be accessed via the websites.

DISTRIBUTION HIGHLIGHTS

•	$230,000 ($4.97 per unit) distributed for the Third Quarter of 2012, (see Adjusted Condensed Statements of Cash Flows attached)

•	$645,000 ($13.94 per unit) in aggregate distributions for the First through Third Quarters of 2012.

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Between $1,600.69 and $1,451.51 is the range of cumulative total distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90), respectively. (Distributions are from both adjusted cash flow from operations and “net” cash activity from financing and investing activities).

FORWARD LOOKING STATEMENTS

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect the Partnership’s management’s view only as of August 1, 2012, the date this newsletter was sent for printing and mail assembly The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this newsletter include changes in general economic conditions, changes in real estate conditions and markets, inability of current tenants to meet financial obligations, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

SEE INSIDE
Property Highlights	2
Questions & Answers	2
Contact Information	2

PAGE 2	DIVALL 2 QUARTERLY NEWS	3 Q 12

PROPERTY HELD FOR SALE

Vacant Phoenix, AZ property:

The carrying amount of the vacant Phoenix, AZ property was reduced by $390,117 during the fiscal year 2011, to its estimated fair value of $150,000.

A contract to sell the vacant Phoenix, Arizona property for $325,000 was executed in February 2012. The sale was closed on October 22, 2012, resulting in net cash proceeds of $288,000, after third party commissions and other selling expenses. This is greater than the Property’s estimated fair value of $150,000 as of September 30, 2012. We did not budget the closing of this transaction in 2012 and accordingly, the net proceeds were not projected in prior distribution estimates.

QUESTIONS & ANSWERS

•	When can I expect to receive my next distribution mailing?

Your distribution correspondence for the fourth quarter of 2012 is scheduled to be mailed on February 15, 2013.

•	What was the estimated December 31, 2011 Net Unit Value (“NUV”)?

Management had estimated the December 31, 2011 Net Unit Value of each interest of the Partnership to approximate $305, as noted in the letter mailed to investors on February 15, 2012. Please note that the estimated year-end NUV should be adjusted (reduced) for any subsequent property sale(s) or applicable impairment write-downs during the following year. As with any valuation methodology, the General Partner’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NUV. Accordingly, with respect to the estimated NUV, the Partnership can give no assurance that:

•	an investor would be able to resell his or her units at this estimated NUV;

•	an investor would ultimately realize distributions per unit equal to the Partnership’s estimated NUV per unit upon the liquidation of all of the Partnership’s assets and settlement of its liabilities;

•	the Partnership’s units would trade at the estimated NUV per unit in a secondary market; or

•	the methodology used to estimate the Partnership’s NUV per unit would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

•	How can I obtain hard copies of Quarterly and Annual Reports or other SEC filings?

Please visit the Investor Relations page at the Partnership website at www.divallproperties.com or the SEC website at www.sec.gov to print a copy of the report(s) or contact Investor Relations.

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Lynette DeRose at lderose@tpgsystems.com or visit our Investor Relations page at www.divallproperties.com.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE: 1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX: 1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DIVALL INSURED INCOME PROPERTIES 2 L.P.

ADJUSTED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2012

ACTUAL VS BUDGET

(Unaudited)

	2012		2012
	ACTUAL		BUDGET
Net Cash Flows Provided by Operating Activities	$756,582	*	$511,623
Adjustments:
Changes in working capital (a)	694		247,957
Net Cash flows advanced from past or current cash flows (reserved for future) (b)	(130,820)		(104,364)

Net Adjusted Cash Flows Provided by Operating Activities	$626,456		$655,216

Cash Flows provided by Investing Activities	$18,545	*	$9,661

Total Adjusted Cash Flows Provided by Operating Activities and Cash Flows Provided by Investing Activities	$645,000		$664,877

	2012		2012
	ACTUAL		BUDGET
3rd Quarter Cash Distribution	$230,000	*	$210,000

3rd Quarter Cash Distribution per Limited Partner Unit	$4.97		$4.54

Date Mailed	11/15/2012		11/15/2011

2nd Quarter Cash Distribution	$180,000	*	$210,000

2nd Quarter Cash Distribution per Limited Partner Unit	$3.89		$4.54

Date Mailed	8/15/2012		8/15/2011

1st Quarter Cash Distribution	$235,000	*	$210,000

1st Quarter Cash Distribution per Limited Partner Unit	$5.08		$4.54

Date Mailed	5/15/2012		5/13/2011

Total Cash Distributions for 1st thru 3rd Quarters	$645,000		$630,000

Total Cash Distributions per Limited Partner unit	$13.94		$13.61

Number of outstanding Limited Partner units*	46,280.30		46,280.30

*	As reported
(a)	Timing differences arising from the payment of certain liabilities in a period other than that in which the expense is recognized in determining net income may distort the actual cash flow that operations generate. Therefore, Management adjusts the Partnership's GAAP cash flow provided by operations to record such amounts in the period in which the liability was actually incurred and reserved for payment.
(b)	In order to provide for the normal operation of the Partnership, Management adjusts the Partnership’s GAAP cash flow as deemed necessary when payment of certain liabilities cause timing differences that distort the actual cash flow that operations generate.

Non-GAAP Financial Disclosure

Adjusted cash flow provided by operating activities is a non-GAAP financial measure that represents cash flow provided by operating activities on a GAAP basis adjusted for certain timing differences and cash flow advances (deferrals) as described above. Management believes that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from the Partnership’s period and is used in evaluating quarterly cash distributions to limited partners. Adjusted cash flow provided by operating activities should not be considered as an alternative for cash flow provided by operating activities computed on a GAAP basis as a measure of our liquidity.

We believe that adjusted cash flow provided by operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations as it gives investors important information about our liquidity that is not provided within cash flow provided by operating activities as defined by GAAP, and we use this measure when evaluating distributions to Limited Partners.